EXHIBIT 99.1

Press Release dated August 11, 2016, announcing the Memorandum of Understanding.

AIRBORNE WIRELESS NETWORK (OTC QB: ABWN) ENTERS INTO AGREEMENT WITH AIRBORNE SERVICES SUPPLIER CONCEPT DEVELOPMENT INC. (CDI)

OTC QB: ABWN-August 11, 2016-Simi Valley, California.

Airborne Wireless Network is pleased to announce that it has entered into an agreement with Concept Development Inc. (CDI) a leading aerospace engineering design and manufacturing firm.

CDI's expertise is in bringing projects from concept through each phase of the product development cycle including design, production, and product support.    With an extensive client list and over 40 years of industry experience CDI has brought its services to companies such as Boeing, Northrop Grumman, Rockwell Collins and L3 Communications.   CDI also has extensive experience in the inflight entertainment space with companies such as Pansonic, Thales, Rockwell and Lumexis.

Airborne Wireless Network has enlisted CDI's expertise to define the onboard system design, and assist with aspects of integrating the system onto aircraft.  This will include drafting system drawings, designing and manufacturing of the onboard hardware and components, and providing software development support.

CDI's vast industry experience and technical expertise gives Airborne Wireless Network a solid foundation on which to build, test and ultimately implement its Airborne Broadband Digital Super Highway.